UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184897	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 E. Cape Coral Parkway, Cape Coral, Florida 33904
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

This Current Report on Form 8-K/A is filed to amend the disclosures of the Legacy Education Alliance, Inc. (the “Company”) made on Form 8-K filed by the Company on November 10, 2014 (the “Original 8-K”), as amended by Amendment No. 1 filed on December 19, 2014.

ITEM 2.01     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure made under Item 2.01 of the Original 8-K is hereby amended to be supplemented with the following information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial data discussed below are derived from our audited financial statements for the fiscal years ended December 31, 2013 and 2012, and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2014 and 2013 which are found elsewhere in this Current Report on Form 8-K. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the U.S. The financial data discussed below is only a summary and investors should read the following discussion and analysis of our financial condition and results of our operations in conjunction with our financial statements and the related notes to those statements included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors”, and elsewhere in this Current Report on Form 8-K.

Business Overview

We provide practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help customers become financially knowledgeable and elevate the financial well-being of people from all walks of life, primarily through our Rich Dadtm Education brand, which is based on the teachings of Robert Kiyosaki, entrepreneur, investor, educator and author of bestseller Rich Dad Poor Dad. Our services are delivered through various channels that include live courses, online trainings, coaching, mentoring programs, and multi-media products that impart skills and knowledge in real estate investing, financial instrument investing (stocks, bonds, etc.), entrepreneurship and personal finance.

Results of Continuing Operations

	Nine Months ended September 30,		Years ended December 31,
	2014	2013	2013	2012
Revenue	74,957	64,523	85,118	84,032
Operating costs and expenses:
Direct course expenses	34,006	30,948	40,488	39,939
Advertising and sales expenses	17,069	17,009	21,592	22,702
Royalty expense	5,479	5,135	6,812	6,641
General and administrative expenses	12,608	10,210	13,828	13,602
Impairment of credit card deposit	-	-	-	8,313
Total operating costs and expenses	69,162	63,302	82,720	91,197
Income (loss) from operations	5,795	1,221	2,398	(7,165)
Other income (loss):
Other income (expense), net	348	680	369	1,071
Forgiveness of debt	-	1,652	1,652	-
Litigation settlement	1,300	-	-	-
Total other income (loss)	1,648	2,332	2,021	1,071
Income (loss) before income taxes	7,410	3,553	4,419	(6,094)
Income tax benefit (provision)	0	302	435	712
Net income (loss) from continuing operations	7,410	3,855	4,854	(4,854)

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Our operating results, expressed as a percentage of revenue are set forth in the table below:

	Nine Months ended September 30,		Years ended December 31,
	2014	2013	2013	2012
Revenue	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses:
Direct course expenses	45.4	48.0	47.6	47.5
Advertising and sales expenses	22.8	26.3	25.4	27.0
Royalty expense	7.3	8.0	8.0	7.9
General and administrative expenses	16.8	15.8	16.2	16.2
Impairment of credit card deposit	-	-	-	9.9
Total operating costs and expenses	92.3	98.1	97.2	108.5
Income (loss) from operations	7.7	1.9	2.8	(8.5)
Other income (loss):
Other income (expense), net	0.5	1.0	0.5	1.3
Forgiveness of debt	-	2.6	1.9	-
Litigation settlement	1.7	-	-	-
Total other income (loss)	2.2	3.6	2.4	1.3
Income (loss) before income taxes	9.9	5.5	5.2	(7.2)
Income tax benefit (provision)	(0.0)	0.5	0.5	0.8
Net income (loss) from continuing operations	9.9%	6.0%	5.7%	(6.4%)

Nine Months Ended September 30, 2014 compared to Nine Months Ended September 30, 2013

Overview

We had an improved first nine months in 2014 compared with our first nine months of 2013. Revenue increased by $10.5 million; income from operations increased by $3.5 million and net income increased by $4.0 million. Our first nine months net income was favorably impacted by $1.3 million reduction of debt as the result of a settlement of a lawsuit with the Rich Dad Parties. This income is not recurring.

Revenue

Revenue during the nine months ended September 30, 2014 was $75.0 million compared with revenue of $64.5 million during the nine months ended September 30, 2013, an increase of $10.5 million, or 16.3%. The increase in revenue was primarily due to fulfilling more sales during the period compared with the same period last year. Our third-party product sales in the U.K. were also higher in the first nine months of 2014 compared with the first nine months of 2013. Third-party sales refer to those in which we partner with other entities to fulfill.

The number of our total registrants during the nine months ended September 30, 2014, compared with the comparable period during 2013 increased by approximately 15.7%. We experienced a decrease of customers attending the free preview workshops that purchased one or more of our basic training courses by approximately 25.9%, which we believe is primarily due to increasing the price points of our basic training courses during the second half of 2013 and also due to using new speakers for the free workshops, who initially may be less effective than established speakers in terms of selling the basic training courses.

Operating Expenses

Total operating expenses increased by $5.9 million, or 9.3%, during the nine months ended September 30, 2014 compared to the first nine months of 2013, while revenue increased by 16.2% during the same period, resulting in decreased operating expenses, as a percentage of revenue in the current year period when compared to the same period last year. The following discussion outlines the more significant components of our operating expenses.

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Direct course expenses

Direct course expenses relate to our free preview workshops, basic training and advanced training, and consist of instructor fees, facility costs, salaries, commissions and fees associated with our field representatives and related travel expenses.

Direct course expenses, as a percentage of revenue, decreased 2.6% in 2014, which was primarily attributable to a higher proportional fulfillment rate from e-learning versus live classes for our advanced training, which have lower average costs to fulfill.

Advertising and sales expenses

We generally obtain most of our potential customers through internet-based advertising. Our trend of increasing online advertising and reducing television and radio advertising continued during the first quarter of 2014 as we believe it is a more cost-efficient method of attracting potential customers.

Advertising and sales expenses consist of purchased media to generate registrations to our free preview workshops, and costs associated with supporting customer recruitment.

We obtain the majority of our customers through free preview workshops. These preview workshops are offered in various metropolitan areas in the U.S., the United Kingdom, and Canada. Prior to the actual workshop, we spend a significant amount of money in the form of advertising through various media channels.

Media spending remained constant during the first nine months of 2014 compared with the first nine months of 2013. Media spending decreased to $66 per registrant in the first nine months of 2014 from $73 per registrant in the first nine months of 2013, reflecting slightly improved spending efficiency.

Royalty expense

We have licensing and related agreements with RDOC, whereby we have exclusive rights to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide. In connection with these agreements, we incur a royalty expense and have reflected this amount in our consolidated statements of comprehensive income (loss). On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks, discussed more fully in the section entitled “Licensing Agreements” above. As part of this agreement, we amended the License Agreement to halve the royalty payable by us to RDOC in 2014. Royalty expense was approximately $5.5 million for the nine months ended September 30, 2014 compared with $5.1 million in the same period of 2013. The decreased RDOC royalty rate was partially offset by higher royalty expenses incurred to other parties, primarily in the U.K.

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, professional fees, facilities expense and travel for the corporate staff, as well as depreciation and amortization expenses.

General and administrative expenses increased by 23.5% during the first nine months of 2014 compared to the first nine months of 2013. The increase in salaries, wages and benefits was primarily due to hiring new employees during and subsequent to the first half of 2013 in our customer service, marketing, and compliance areas, together with incremental increases in executive compensation in the first nine months of 2014 relative to the same period in 2013. Our professional fees were higher primarily due to fees incurred for advisory and consulting services.

Litigation settlement

On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks. As part of this agreement, approximately $1.3 million of debt was erased and reflected in our 2014 Condensed Consolidated Statement of Operations and Comprehensive Income, and essentially eliminated all of our remaining long-term debt.

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Income tax benefit (provision)

Our income tax provision for the nine months ended September 30, 2014 was $0.0 million compared to an income tax benefit of $0.3 million for the nine months ended September 30, 2013. For both periods, we recorded a full valuation allowance against all net deferred tax assets because there was not sufficient evidence to conclude that we would more likely than not realize those assets prior to expiration. The prior year-to-date benefit resulted from a reversal of an uncertain tax position accrual that was no longer needed once the Canada Revenue Agency completed their audits.

Non-GAAP Financial Measures

Gross Margin Analysis

We use the Gross Margin Analysis as a key measure in evaluating our operations and decision-making. We feel it is a useful measure in determining our performance since it takes into account the change in deferred revenue and deferred course expenses in combination with our operating expenses. We reference Gross Margin Analysis frequently, since it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance in our industry. We plan and forecast our business using Gross Margin Analysis, with comparisons of actual to planned and forecasted Gross Margin Analysis and we provide incentives to management based on Gross Margin Analysis goals. Gross Margin Analysis is not a financial performance measurement according to accounting principles generally accepted in the United States (“GAAP”). We use Gross Margin Analysis as an additional measure of liquidity as a simplified measure of cash provided from operations.

Gross Margin Analysis has material limitations and should not be considered as an alternative to net income (loss), cash flows provided by operations, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Items excluded from Gross Margin Analysis are significant components in understanding our financial performance. Because Gross Margin Analysis is not a financial measurement calculated in accordance with GAAP and is subject to varying calculations, Gross Margin Analysis as presented may not be comparable to other similarly titled measures of performance used by other companies.

The Gross Margin Analysis is as follows:

	Nine Months ended September 30,		Years ended December 31,
	2014	2013	2013	2012

Revenues	$74,957	$64,523	$85,118	$84,032
Changes in deferred revenue	(13,888)	(3,627)	(7,350)	(1,789)
Cash based sales	$61,069	$60,896	$77,768	$82,243

Direct course expense	34,006	30,948	40,488	39,939
Change in deferred course expense	(4,765)	(234)	(1,459)	270
Advertising and sales expenses	17,069	17,009	21,592	22,702
Royalty Expense	5,479	5,135	6,812	6,641
Gross Margin on cash based sales	$9,280	$8,038	$10,335	$12,691

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Executive Overview and Outlook

During 2013 we made certain transitional actions such as implementing new sales and marketing procedures developed by our new CEO who was hired in September 2012. We plan on decreasing our reliance on the Rich Dad brand in North America by introducing other brands in these markets. This will likely decrease our near term revenues. We will also promote and diversify our brands in the U.K., which reduce our reliance on the Rich Dad brand. Our renegotiated licensing and other arrangements with the Rich Dad Operating Co. LLC, as discussed in the section “Licensing Agreements”, was effective only during the calendar year 2014. It included, among other things, the forgiveness of debt and a lower royalty rate. In return, Tigrent Inc. issued RDOC approximately 1.5 million shares of its common stock.

Operating Segments

We operate in three operating segments based on geographic areas in accordance with Accounting Standards Codification 280, Segment Reporting.

	Nine Months ended September 30,		Years ended December 31,
As a percentage of total revenue	2014	2013	2013	2012
U.S	74.0%	76.0%	74.4%	79.3%
Canada	6.5	8.5	8.8	8.4
U.K. and other foreign markets	19.5	15.5	16.8	12.3
Total consolidated revenue for financial reporting purposes	100.0%	100.0%	100.0%	100.0%

United States

Over the past several years, our U.S. business shifted its focus to primarily consist of Rich Dad™ Education brand offerings. During the first nine months of 2014, our Rich Dad brands account for approximately 97% of our total U.S. top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training. We are continuing to develop non-Rich Dad brands, such as Independent Womentm, Women in Wealthtm, and Brick Buy Bricktm to diversify our business although our business to date in these brands has not been material to our Company as a whole.

Canada

Similar to the U.S., our Canadian operations primarily consist of Rich Dad branded offerings. During the first half of 2014, our Rich Dad brands account for approximately 97% of our total Canadian top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training.

U.K. and Other Foreign Markets

In contrast to our U.S. and Canadian operations, our U.K. business is more diversified among several different brands. During the first half of 2014, our Rich Dad brands account for approximately 48% of our total U.K. top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training.

We currently operate in other foreign markets, including Asian and African countries (including Australia, Germany, Hong Kong, India, Ireland, Malaysia, Singapore, South Africa and Sweden) although our business to date has not been material to our Company as a whole. However, we believe that these current international markets together with new international markets represent an area of future growth potential.

Other income (expense)

Forgiveness of debt

On September 1, 2013, we entered into a new licensing and related agreements with RDOC. As part of those agreements, approximately $1.6 million of debt was forgiven and reflected in our 2013 consolidated statement of comprehensive income (loss).

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Income tax benefit (provision)

Our income tax benefit in 2013 was $0.4 million compared to an income tax benefit of $0.7 million in 2012. For both 2013 and 2012, we have a full valuation allowance against all net deferred tax assets because there was not sufficient evidence to conclude that we would more likely than not realize those assets prior to expiration. The 2013 tax benefit was favorably impacted by the settlement of the Canadian transfer pricing audit, which allowed us to reverse the tax expense previously recorded under ASC 740-10.

Known Trends

In general, we believe we will experience increased demand for our products and services as global economic conditions continue to slowly improve since the start of the recession” in 2008, including the decline in unemployment and the increased availability of consumer credit, particularly in the U.S. We believe that our products and services appeal to those who seek increased financial freedom. If we experience a prolonged decline in demand for our products and services, it could have a material adverse effect on our future operating results.

As part of our April 22, 2014 agreements with RDOC, we reduced the royalty rate applied to our Rich Dad-branded revenues for calendar year 2014, which represents a significant savings to the Company in 2014. In 2015, the rate will revert to the normal royalty rate.

We anticipate incurring increased fees and expenses associated with our reporting obligations of a public company of not less than $0.5 million annually, including fees and expenses for our annual audit and quarterly reviews.

We plan to expand and diversify our brand offerings which will likely lead to decreased income in short term and require a material amount of investment and incurrence of operating expenses.

Liquidity and Capital Resources

Historically, we have funded our working capital and capital expenditures using cash and cash equivalents on hand. However, given our relatively modest and flat operating cash flows during the past three years, we have needed to manage our cash position to ensure the future viability of our business. Over the past several years and including the current 2014 period, we have successfully renegotiated our licensing and related agreements with the Rich Dad Parties. As part of these new agreements, we have been able to, among other things, eliminate debt and reduce our royalty rate payable to RDOC, resulting in a significant positive development for the Company.

The following is a summary of our cash flow activities for the periods stated (in thousands):

	Six Months ended June 30,		Years ended December 31,
	2014	2013	2013	2012
Net cash provided by (used in) operating activities	$1,117	$2,692	$5,073	$(256)
Net cash used in investing activities	(184)	(66)	(168)	(173)
Net cash used in financing activities	(270)	(753)	(1,315)	(1,674)
Effect of foreign currency exchange rates	(10)	(604)	(641)	488
Net increase (decrease) in cash and cash equivalents	$653	$1,269	$2,949	$(1,615)

Net cash provided by operating activities was $5.1 million in 2013 compared to a use of $0.2 million for 2012. This increase was primarily driven by the forgiveness of royalties owed, pertaining to our Rich Dad brands, which resulted from the revised agreements with them.

Net cash used in investing activities was $0.2 million in 2013 and 2012, representing our purchases of property and equipment.

Net cash used in financing activities was $1.3 million in 2013, compared to $1.7 million in 2012.  Our debt payments decreased in 2013 due to the forgiveness of certain debts, as described in the “Licensing Agreements” section above.

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We expect that our working capital deficit, which is primarily a result of our significant deferred revenue balance, will continue for the foreseeable future. As of June 30, 2014, our consolidated deferred revenue was $62.9 million.

Our cash equivalents were, and continue to be, invested in short-term, liquid, money market funds. Restricted cash balances consisted primarily of funds on deposit with credit card processors and cash collateral with our credit card vendors. Restricted cash balances held by credit card processors are unavailable to us unless we discontinue sale of our products or discontinue the usage of a vendor’s credit card. As sales of the products and services related to our domestic business have decreased, our credit card vendors have not returned funds held as collateral, resulting in slightly higher restricted cash balances.

We are committed to cash expenditures with respect to the contractual obligations set forth in the following table at December 31, 2013, adjusted for the $1.3 million of debt settlement arising out of the settlement of a lawsuit (in thousands):

	Total Debt	Operating Lease Commitments	Total Contractual Obligations
2014	$308	$827	$1,135
2015	9	358	367
2016	9	159	168
2017	9	164	173
2018	-	158	158
Thereafter	-	7	7
Total	$335	$1,673	$2,008

Discontinued Operations and Related Disposal

In 2001, WIN CR II Trust, an affiliate of the Company invested in Monterey del Mar, S.A. (“MDM”), a Panamanian corporation that was formed by unaffiliated promoters to acquire, develop and operate a beachfront hotel and land concession in Costa Rica known as Hotel Monterey Del Mar (the “Hotel”). However, because beach front property in Costa Rica must, by law, be owned or controlled only by Costa Rican citizens, the Hotel was acquired by Mar y Tierra del Oeste, a Costa Rican corporation (“MTO”). To ensure the interests of the investors in MDM were protected, the Manager of MTO caused a Costa Rican trust to be formed (“IVR Trust”) into which 100% of the shares of MTO were poured. The beneficiaries of the IVR Trust are the shareholders of MDM, pro rata.

The interest of WIN CR II Trust in MDM (and therefore, the beneficial interest in the assets of IVR Trust) interest increased over time through the acquisition of shares of other investors in MDM such that from about 2007 through 2013 the interest of WIN CR II in MDM (and beneficial in interest in the assets of IVR Trust) was greater than 50% (67.5% in 2011, 2012 & 2013).

In September 2013, IVR Trust sold 100% of the shares of MTO to an unrelated third party for $1.0 million in the form of a note receivable in the amount of $0.8 million, and cash of $0.2 million placed in escrow that was used to extinguish certain liabilities. The sales proceeds received by IVR Trust are to be distributed to the trust beneficiaries, (i.e., investors in MDM) pro rata. As part of the sale, substantially all of the membership interests in MDM acknowledged in writing that they would be entitled to receive distributions of sales proceeds from the Trust in substitution for their right to receive payments for their membership interests in MDM. Although the sale was secured by the hotel, we have fully reserved our interest in the note because of the continuing losses, liabilities to third parties and complex local laws which cast doubt as to the probability of collection.

Potential Capital Transaction

As of the date of this Current Report on Form 8-K, we are considering the private placement of securities of gross proceeds to us of approximately $3,850,000. We have not determined the definitive terms for any such offering, and there is no assurance that we would elect to pursue any such offering or that we would be able to consummate any such offering on acceptable terms.

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Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In addition to the estimates presented below, there are other items within our consolidated financial statements that require estimation, but are not deemed critical as defined below. We believe these estimates are reasonable and appropriate. However, if actual experience differs from the assumptions and other considerations used, the resulting changes could have a material effect on the financial statements taken as a whole.

Management believes that the following policies and estimates are critical because they involve significant judgments, assumptions and estimates. Management has discussed the development and selection of the critical accounting estimates with the Audit Committee of our Board of Directors and the Audit Committee has reviewed the disclosures presented below relating to those policies and estimates.

Long-Lived Assets

We evaluate the carrying amount of our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We record an impairment loss when indications of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than assets’ carrying value. We evaluate the remaining life and recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. At such time, we estimate the future cash flows expected from the use of the assets and their eventual dispositions and, if lower than the carrying amounts, adjust the carrying amount of the assets to their estimated fair value. Because of our changing business conditions including current and projected level of income, business trends, prospects and market conditions, our estimates of cash flows to be generated from our operations could change materially, resulting in the need to record additional impairment charges.

Revenue Recognition

We recognize revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition (“ASC 605”). We recognize revenue when: (i) persuasive evidence of an arrangement exists, (ii) delivery of product has occurred or services have been rendered, (iii) the price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. For product sales, these conditions are generally met upon shipment of the product to the student. For training and service sales, these conditions are generally met upon presentation of the training seminar or delivery of the service.

Some of our training and consulting contracts contain multiple deliverable elements that include training along with other products and services. In accordance with ASC 605-25, Revenue Recognition – Multiple-Element Arrangements, sales arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the sales contract meet the following criteria: (i) the delivered training or product has value to the client on a standalone basis, (ii) there is objective and reliable evidence of the fair value of undelivered items and (iii) delivery of any undelivered item is probable. The fair value of each element is generally determined by prices charged when sold separately. In certain arrangements, we offer these products bundled together at a discount. The discount is allocated on a pro-rata basis to each element based on the relative fair value of each element when fair value support exists for each element in the arrangements. The overall contract consideration is allocated among the separate units of accounting based upon their fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. If the fair value of all undelivered elements exists, but fair value does not exist for one or more delivered elements, the residual method is used. Under the residual method, the amount of consideration allocated to the delivered items equals the total consideration less the aggregate fair value of the undelivered items. Fair value of the undelivered items is based upon the normal pricing practice for our existing training programs, consulting services, and other products, which are generally the prices of the items when sold separately.

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Each transaction is separated into its specific elements and revenue for each element is recognized according to the following policies:

Product	Recognition Policy
Seminars	Deferred upon sale and recognized when the seminar is attended or delivered on-line
Online courses	Deferred upon sale and recognized when the course is accessed over the delivery period
Coaching and mentoring sessions	Deferred and recognized as service is provided
Data subscriptions and renewals	Deferred and recognized on a straight-line basis over the subscription period

In the normal course of business, we recognize revenue based on the customer’s attendance of the course, event, mentoring training, coaching session or delivery of the software, data or course materials on-line.

When the likelihood of attendance by the customer is remote and the customer contract has expired, course breakage is calculated based on the historical percentage of (i) customers who never attended a course, (ii) those customers who never attended a course subsequent to expiration, and (iii) the highest number of days in which 95% of customers who attended our courses did so subsequent to expiration. During the fourth quarter of 2009, we lengthened the typical contract expiration date from one year to two years.

We determine our course breakage rate based upon estimates developed from historical customer attendance patterns. Based on the historical information, we are able to estimate the likelihood of an expired course remaining unattended. To the extent new businesses do not have adequate historical data subsequent to course expiration, we recognize revenue based solely upon actual course attendance. Only at such time that we have developed verifiable and objective data from our historical data subsequent to course expiration do we apply course breakage based on the methodology described above.

Deferred revenue occurs from seminars, online courses, coaching sessions and website subscriptions and renewals in which payment is received before the service has been performed. Deferred revenue is recognized into revenue over the period that the services are performed.

Income Taxes

We account for income taxes in conformity with the requirements of ASC 740, Income Taxes (“ASC 740”). Per ASC 740, the provision for income taxes is calculated using the asset and liability approach of accounting for income taxes. We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

ACS 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. ACS 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Accounting for Litigation and Settlements

We are involved in various legal proceedings. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties, and the possibility of governmental intervention. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances as appropriate. While certain of these matters involve substantial amounts, management believes, based on available information, that the ultimate resolution of such legal proceedings will not have a material adverse effect on our financial condition or results of operations.

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The critical accounting policies discussed above are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the U.S., with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements-Going Concern (Topic 205-40)” (“ASU 2014-15”). Under the standard, management is required to evaluate for each annual and interim reporting period whether it is a probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued, or are available to be issued, where applicable. ASU 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The standard is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is not permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”) that changes the requirements for reporting discontinued operations in Subtopic 205-20. A discontinued operation may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. ASU 2014-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. Accordingly, the standard is effective for us on January 1, 2015. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740)” (“ASU 2013-11”) on the presentation of unrecognized tax benefits. This new guidance requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset when a net operating loss carry forward, a similar tax loss or a tax credit carry forward exists, with limited exceptions. This new guidance is effective for the periods beginning after December 15, 2013, and should be applied prospectively with retroactive application permitted. ASU 2013-11 did not have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220)” requiring disclosure of amounts reclassified out of accumulated other comprehensive income (loss) by component. The amendment also requires entities to present significant amounts by the respective line items of net income (loss), either on the face of the income statement or in the notes to the financial statements for amounts required to be reclassified out of accumulated other comprehensive income (loss) in their entirety in the same reporting period. For other amounts that are not required to be reclassified to net income (loss) in their entirety, a cross-reference is required to other disclosures that provide additional details about those amounts. This guidance was effective prospectively for annual and interim periods beginning January 1, 2013 and is related to presentation only. Our adoption of the guidance did not impact our consolidated financial statements.

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Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement with an unconsolidated entity under which it has: (i) a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit; (ii) liquidity or market risk support to such entity for such assets; (iii) an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or (iv) an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging, or research and development services with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of November 10, 2014, and taking into account the Merger and the cancellation of shares described above under Item 2.01 for:

●	each director;

●	each person known by us to own beneficially 5% or more of our Common Stock;

●	each officer named in the summary compensation table elsewhere in this report (the “Named Executive Officers”); and

●	all directors and executive officers as a group.

The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, to the best of our knowledge each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)
Tigrent Inc.(2)	16,000,000	80%
All directors and executive officers as a group	0	0%
Andrew Glashow (3)	1,442,335	7.2%

(1)	Based on 19,997,500 shares of Common Stock issued and outstanding as of October 31, 2014.

(2)	The address of Tigrent Inc. is 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904. The members of the board of directors of Tigrent Inc. are the same as the members of the board of directors of the Company.

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(3)	The securities are held by New World Merchant Partners LLC. The address is 700 White Plains Road, Suite 317, Scarsdale, New York 10583. Andrew Glashow has the exclusive voting power, which includes the power to vote, or to direct the voting of, the shares of common stock and the exclusive investment power, which includes the power to dispose, or to direct the disposition of, the shares of common stock.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Directors and Executive Officers

The following table and text set forth the names of our executive officers and directors as of the date of the Original 8-K. Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors.

Name	Age	Position
Anthony C. Humpage	59	Chief Executive Officer and Director*
Charles F. Kuehne	63	Executive Vice President and Chief Financial Officer
Iain Edwards	46	Chief Operating Officer
James E. May	59	Chief Administrative Officer and General Counsel
Murray A. Indick	55	Chairman of the Board of Directors*
James K. Bass	58	Director*
Marc Scholvinck	56	Director*

* Such individual is also a director of Tigrent Inc.

Mr. Humpage has served as our Chief Executive Officer and Director since November 10, 2014 and a director of Legacy since November 10, 2014. Mr. Humpage has been the CEO of our predecessor since September 4, 2012 and has been a member of the Board of Directors of our predecessor since May 23, 2012. Mr. Humpage was also Chief Financial Officer of the Rich Dad Operating Company, LLC until he resigned on March 11, 2013. Rich Dad Operating Company, LLC licenses its Rich Dad® brand to Tigrent Inc. for financial education programs. Mr. Humpage was previously Executive Vice President and Chief Financial Officer of Government Liquidation, the leading online auction website for federal government surplus and scrap assets, from 1998 to 2011. Earlier in his career, he worked in the construction materials, manufacturing and professional service industries specializing in early-stage and troubled organizations. A certified public accountant and a British chartered accountant, Mr. Humpage holds a MBA Finance degree from Western International University (1995). Mr. Humpage is also a member of the Board of Directors of Tigrent Inc.

Mr. Kuehne has served as our Executive Vice President and Chief Financial Officer since November 10, 2014. Mr. Kuehne has served as the Executive Vice President and Chief Financial Officer of our predecessor since August 15, 2011, and served as Interim Chief Financial Officer of our predecessor from October 2010 to August 2011. Prior to joining the Company, Mr. Kuehne served as an independent financial consultant for two years, providing executive-level financial management consulting services primarily to manufacturing companies owned by private equity firms. Between August 1998 and June 2008, he held various corporate controller, accounting, auditing and financial reporting positions with Platinum Equity, a private equity firm, and its portfolio companies, including President and Chief Financial Officer of Data2Logistics (May 2003 – June 2008), Vice President of Transactions Support and Chief Financial Officer for Acquisitions (August 1998 – April 2003), and Chief Financial Officer of Milgo Solutions (August 1998 – October 2001). Mr. Kuehne is a Certified Public Accountant and holds an M.B.A. from Nova Southeastern University (1996) and a B.A. in Business Administration from Ohio University (1974).

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Mr. Edwards has served as our Chief Operating Officer since November 10, 2014. Mr. Edwards has served as the Chief Operating Officer of our predecessor since May 2013. Mr. Edwards joined the Company in 2002 as general manager of our U.K. office, and was promoted to U.K. Managing Director in 2004 and to President of International Operations in 2006. From 1997 until 2002, Mr. Edwards worked for and subsequently owned Jongor Limited, a single London Depot operation. Between 1991 and 1997, Mr. Edwards served time in the British Army in various capacities. Mr. Edwards holds a B.A. in Business Studies from the University of Greenwich, London (1991).

Mr. May has served as our Chief Administrative Officer and General Counsel since November 10, 2014. Mr. May has served as the Chief Administrative Officer of our predecessor since September 2009, and as the General Counsel of our predecessor since May 2009. Mr. May joined the Company in June 2007 as Assistant General Counsel. In his current role he is responsible for the Company’s Legal, Human Resources, Compliance, and IT/IS functions. Prior to joining the Company, he held the position of Associate General Counsel with Gateway Computers, where he was, at various times, the chief legal counsel for the Gateway Country Stores retail division and for the Business and Government Sales division, where he managed the Contract Management organization. Prior to that, he was Vice President, Deputy General Counsel with Blockbuster Videos, Inc. in Ft. Lauderdale, Florida and Dallas, Texas where he was the chief legal counsel for domestic store operations, including litigation management. Mr. May has a B.A. degree from American University (1981) and a J.D. degree from Catholic University Law School (1984).

Mr. Indick has served as the Chairman of our Board of Directors since November 10, 2014. Mr. Indick has served as the Chairman of the Board of Directors of our predecessor since November 2007. Mr. Indick is Senior Counsel with Crowell & Moring, LLP, an international law firm. Mr. Indick co-founded Prides Capital Partners, LLC ("Prides Capital"), an investment firm specializing in strategic block, active ownership investing in the small- and micro-cap arena, in March 2004. Prides Capital Fund I, LP, an affiliate of Prides Capital, owned approximately 11.1% of Tigrent Inc.’s outstanding common stock as of May 28, 2014. Prior to joining Prides Capital, Mr. Indick was partner/general counsel at Blum Capital, which he joined in 1997. Mr. Indick earned a B.A. from the University of Pennsylvania (1981) and a law degree from the Georgetown University Law Center (1984). Mr. Indick also served as a director of Ameritrans Capital Corporation, a lender to and investor in small businesses, a public portfolio company of Prides Capital until September 2011. Mr. Indick presently serves on the board of directors of privately held businesses. Mr. Indick is also a member of the Board of Directors of Tigrent Inc.

Mr. Bass has served as a Director since November 10, 2014, and as a director of our predecessor since May 3, 2010. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Since September 2000, Mr. Bass has served on the Board of Directors of TTM Technologies, Inc., a manufacturer of complex printed circuit boards used in sophisticated electronic equipment, where he serves as Chairman of the Compensation Committee. Additionally, since October 2010, Mr. Bass has been a director at Mercury Computer Systems, a provider of open, commercially developed, application-ready, multi-INT subsystems for the Intelligence, Surveillance and Reconnaissance (ISR) market. Mr. Bass holds a B.S.M.E. degree from Ohio State University (1979). Mr. Bass is also a member of the Board of Directors of Tigrent Inc.

Mr. Scholvinck has served as a Director since November 10, 2014, and as a director of our predecessor since December 2013. Until April 2013, Mr. Scholvinck was Managing Partner and Chief Financial Officer of Blum Capital Partners, a private equity firm specializing in investments in both public and private companies. As Chief Financial Officer for Blum Capital, Mr. Scholvinck had responsibility for the firm's operations group including finance, tax, accounting reporting activities, and risk management. Prior to initially joining Blum Capital in 1991, Mr. Scholvinck was a Senior Manager in the Capital Markets Services Group of Deloitte & Touche, responsible for merger and acquisition services for international and North American clients and for audit services for financial institutions. Mr. Scholvinck was previously a Senior Manager at Touche Ross & Co. in Cape Town, South Africa. He is former Director of Suntron Corporation, Monroc, Inc. and Willig Freight Lines. Mr. Scholvinck is a Chartered Accountant and holds a Bachelor of Commerce (Honors) degree from the University of Cape Town (1980). Mr. Scholvinck is also a member of the Board of Directors of Tigrent Inc.

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Director Independence and Qualifications

The Board of Directors has determined that each of our directors, except our Chief Executive Officer, Anthony C. Humpage, qualifies as an “independent director.” Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship with the Company that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;

●	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

The Board believes that the qualifications of the directors, as set forth in their biographies which are listed above and briefly summarized in this section, gives them the qualifications and skills to serve as a director of our Company. All of our directors have strong business backgrounds. The Board also believes that each of the directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.

Board Committees

We are not required under the Exchange Act to maintain any committees of our Board of Directors. We have formed certain committees of our board as a matter of preferred corporate practice.

We have an audit committee, a compensation committee and a corporate governance and nominating committee.

Audit Committee. Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

●	monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

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●	assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

●	provides a medium for consideration of matters relating to any audit issues; and

●	prepares the Audit Committee report that the rules require be included in our filings with the SEC.

The members of our Audit Committee are Mr. Scholvinck and Mr. Bass, and Mr. Scholvink serves as the Chairman. The Board of Directors has determined that each director serving on the Audit Committee qualifies as “independent” under the NASDAQ listing rules, and that Mr. Scholvink further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the Exchange Act. Our Audit Committee has a written charter available on our website at www.legacyeducationalliance.com.

Compensation Committee. Our Compensation Committee oversees our executive compensation plans and programs and reviews and recommends changes to these plans and programs, monitors the performance of the Chief Executive Officer and other senior executive officers in light of corporate goals set by the committee, reviews and approves the compensation of the Chief Executive Officer and other senior executive officers and reviews management succession planning.

The members of our Compensation Committee are Mr. Bass and Mr. Indick, and Mr. Bass serves as the Chairman. The Board of Directors has determined that each director serving on the Compensation Committee qualifies as “independent” under the NASDAQ listing rules. Our Compensation Committee has a written charter available on our website at www.legacyeducationalliance.com.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee develops and recommends to the Board of Directors a set of corporate governance principles applicable to us, identifies qualified individuals to become members of the Board, selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders, receives comments from all directors and reports annually to the Board with assessment of the Board’s performance and prepares and supervises the Board’s annual review of director independence.

The members of our Corporate Governance and Nominating Committee are Mr. Indick and Mr. Scholvinck, and Mr. Indick serves as the Chairman. The Board of Directors has determined that each director serving on the Corporate Governance and Nominating Committee qualifies as “independent” under the NASDAQ listing rules. Our Corporate Governance and Nominating Committee has a written charter available on our website at www.legacyeducationalliance.com.

Transactions with Related Parties

The Board of Directors has adopted a Related Party Transaction Policy for the review of related person transactions. Under these policies and procedures, the audit committee reviews related person transactions in which we are or will be a participant to determine if they are fair and beneficial to the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person has or will have a material interest and that exceed $120,000 in the aggregate per year are subject to the audit committee’s review. Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote requesting approval or ratification of the transaction. Transactions that are subject to the policy include any transaction, arrangement or relationship (including indebtedness or guarantees of indebtedness) in which the Company is a participant with a related person. The related person may have a direct or indirect material interest in the transaction. It is Company policy that the audit committee shall approve any related party transaction before the commencement of the transaction. However, if the transaction is not identified before commencement, it must still be presented to the audit committee for their review and ratification. For more information regarding related party transactions, see the section labeled “Certain Relationships and Related Transactions” below.

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Code of Ethics and Conduct

Our Board of Directors has adopted a Code of Conduct and a Code of Business Conduct and Ethics that embody our commitment to conduct business with the highest ethical standards. The Code of Conduct provides principles and standards by which directors, officers, and employees will conduct themselves. In addition to the Code of Conduct, our directors, executive officers, and senior financial officers are also subject to the Code of Business Conduct and Ethics and are expected to adhere to the principles and procedures set forth.

A copy of our Code of Ethics may be found on our website at www.legacyeducationalliance.com. We will provide a copy of our Code of Ethics to any person, without charge, upon request, by writing to James E. May, Legacy Education Alliance, Inc., 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904.

Indemnification

We maintain directors’ and officers’ liability insurance. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We have entered into indemnification agreements with our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Indemnification of Directors and Officers” for further information.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2015

LEGACY EDUCATION ALLIANCE, INC.

By:	/s/ Anthony Humpage
Anthony Humpage
Chief Executive Officer

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